EXHIBIT 14.1

BUSINESS OBJECTS S.A.

CODE OF ETHICS FOR

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

ADOPTED FEBRUARY 23, 2004

I. INTRODUCTION AND PURPOSE

     This Code of Ethics for Principal Executive and Senior Financial Officers (the “CODE”) helps maintain the standards of business conduct of Business Objects S.A. (the “COMPANY”) and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (the “SEC”) rules promulgated thereunder.

     The purpose of the Code is to deter wrongdoing and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company, our shareholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

     Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

II. APPLICATION

     The Code is applicable to the following persons (referred to collectively as “OFFICERS”):

•	Our principal executive officer, unless we have both a CEO and a President, in which case it is applicable to both,

•	Our principal financial officer,

•	Our principal accounting officer or controller, and

•	Divisional vice presidents of finance.

III. ETHICAL CONDUCT

     It is the policy of the Company that each Officer:

•	Act honestly, ethically and with integrity.

•	Avoid actual or apparent conflicts of interest, and disclose promptly any actual or apparent conflict of interest to the Company’s Audit Committee. Conflicts of interest include, without limitation, the following:

•	Engaging in any activity that interferes with such Officer’s performance of his or her responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company (including accepting simultaneous employment with a Company supplier, customer, developer or competitor, or taking part in any activity that enhances or supports a competitor’s position);

•	Serving as a director of any company that competes with the Company or failing to obtain prior Audit Committee approval for serving as a director of a Company supplier, customer, developer or other business partner;

•	Conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, or employing any such individual in positions that have a financial dependence or influence;

•	Accepting any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of fraud (except for inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided they are not excessive and do not create an appearance of impropriety); and

•	Exploiting for personal gain opportunities that are discovered through the use of and control over corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

•	Perform responsibilities with a view to causing disclosure in the Company’s public communications, including its periodic reports filed with the SEC and other documents filed with the Autorite des Marches Financiers (the “AMF”), to be accurate, complete, fair, relevant, objective, understandable and timely.

•	Comply with applicable governmental laws, rules and regulations, and acquire appropriate knowledge of such laws, rules and regulations relating to the Officer’s duties sufficient to enable the Officer to recognize potential dangers and to know when to seek advice from the Company’s Audit Committee.

•	Promote ethical behavior among subordinates and peers.

•	Use corporate assets and resources employed or entrusted in a responsible manner.

•	Report promptly any conduct that the Officer believes to be a violation of the Code to the Company’s Audit Committee and cooperate in any internal or external investigations of possible violations. It is against the Company’s policy to retaliate in any way against any person for good faith reporting of violations of applicable law, this Code or any other Company policy, or against any person who is assisting in any investigation or process with respect to such a violation.

     In all cases, if you are unsure about the appropriateness of an event or action, you should seek assistance in interpreting the requirements of this Code by contacting the Company’s Audit Committee.

IV. ACCOUNTABILITY

     Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company’s discretion, up to and including termination.

V. WAIVER AND AMENDMENT

     We are committed to the continuous review and updating of our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company’s Board of Directors.

VI. DISCLOSURE

     We are required to disclose promptly and in accordance with applicable law any change in, or waiver of, any provision of the Code.

VII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

     I have received and read the Company’s Code. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Code.

     If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult the Legal Department, knowing that my questions or reports to these sources will be maintained in confidence.

Officer Name

Signature

Date

Please sign and return this form to the Legal Department.